Exhibit 4.1

                               CERTIFICATE OF THE
                     DESIGNATIONS, PREFERENCES AND RELATIVE
                   PARTICIPATING, OPTIONAL AND OTHER SPECIAL
                     RIGHTS AND QUALIFICATIONS, LIMITATIONS
                          OR RESTRICTIONS OF SERIES C
                         CONVERTIBLE PREFERRED STOCK OF
                         COMPETITIVE TECHNOLOGIES, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, COMPETITIVE TECHNOLOGIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

That, pursuant to the authority conferred upon the Board of Directors (the "Board") of COMPETITIVE TECHNOLOGIES, INC. (the "Company") on December 15, 2010, adopted the following resolution designating a new series of preferred stock as Series C Convertible Preferred Stock:

Section 1. Designation and Amount. The shares of such series shall be designated as "Series C Convertible Preferred Stock" and the number of shares constituting such series shall be Seven Hundred Fifty (750), par value $1,000 per share.
Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series C Convertible Preferred Stock to a number less than the number of shares then outstanding

Section 2. Dividends and Distributions; Security.

(a) Subject to the superior rights of the holders of shares of any other series of Preferred Stock or other class of capital stock of the Company ranking superior to the shares of Series C Convertible Preferred Stock with respect to dividends, the holders of shares of Series C Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of the assets of the Company legally available therefor, (1) quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Board shall approve (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series C Convertible Preferred Stock, in the amount of $12.50 per whole share (rounded to the nearest cent). In addition, if the Company shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Company shall simultaneously pay or make on each outstanding whole share of Series C Convertible Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of Common Stock. As used herein, the "Formula Number" shall be 1,000; provided, however, that, if at any time after December 15, 2010, the Company shall (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock,
(ii) subdivide (by a stock

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split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further that, if at any time after December 15, 2010, the Company shall issue any shares of its capital stock in a merger, reclassification, or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

(b) The Company shall declare a cash dividend on the Series C Convertible Preferred Stock as provided in Section 2(a) immediately prior to or at the same time it declares a cash dividend on the Common Stock; provided, however, that, in the event no cash dividend shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, during the period between the first issuance of any share or fraction of a share of Series C Convertible Preferred Stock, a dividend of $12.50 per whole share on the Series C Convertible Preferred Stock shall nevertheless accrue on such subsequent Quarterly Dividend Payment Date or the first Quarterly Dividend Payment Date, as the case may be. The Board may fix a record date for the determination of holders of shares of Series C Convertible Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series C Convertible Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from and after the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C Convertible Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series C Convertible Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(d) So long as any shares of Series C Convertible Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the


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Common Stock unless, in each case, the dividend required by this Section 2 to be declared on the Series C Convertible Preferred Stock shall have been declared and set aside.

(e) The holders of shares of Series C Convertible Preferred Stock shall not be entitled to receive any dividends or other distributions except as herein provided.

Section 3. Voting Rights .

(a) The holders of shares of Series C Convertible Preferred Stock shall have the voting rights equivalent to 1,000 votes per share voted together with the shares of common stock.

(b) Except as otherwise provided herein, by law, or in any other Certificate of Designation creating a series of Preferred Stock or any similar stock, the holders of shares of Series C Convertible Preferred Stock, the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

Section 4. Conversion. Each share of Series C Convertible Preferred Stock shall be convertible at any time by the holder thereof into shares of Common Stock of the Company at a conversion price (the "Conversion Price") for each share of Common Stock equal 85% of the lower of (i) the closing market price at the date of the notice of conversion or (ii) the mid-point of the last bid price and last ask price on the date of notice of conversion.

Section 5. Reacquired Shares. Any shares of Series C Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution on Winding Up. Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, the shares of Series C Convertible Preferred Stock shall be treated as an equivalent to the shares of Common Stock into which they are then convertible.

Section 7. Consolidation, Merger, etc . In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series C Convertible Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. If the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of

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shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series C Convertible Preferred Stock shall be adjusted by assuring that the percentage of the Company reflected by the common stock into which the total shares of Series C Convertible Preferred Stock may be converted immediately prior to such event shall remain the same percentage of the company immediately subsequent to such event.

Section 8. Redemption.

(a) The holder of the Series C Convertible Preferred Stock may demand by notice to the Company that the Company immediately redeem any and all issued and outstanding Series C Convertible Preferred Stock at a price equal to par value plus any accrued by unpaid dividends in the event that the $750,000 escrow by the Company as a prejudgment remedy has been released and returned to the Company in John B. Nano v. Competitive Technologies, Inc., Docket No. CV10 5029318 (Superior Court, Bridgeport, CT).

(b) The Company may upon notice to holder redeem all or any portion of the Series C Convertible Preferred Stock at a price equal to at a price equal to par value plus any accrued by unpaid dividends in the event that the $750,000 escrow by the Company as a prejudgment remedy has been released and returned to the Company in John B. Nano v. Competitive Technologies, Inc., Docket No. CV10 5029318 (Superior Court, Bridgeport, CT), provided however that holder may elect to convert the Series C Convertible Preferred Stock into common stock pursuant to Section 4 hereof upon receipt of such notice.

IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed in its corporate name on this 15th day of December, 2010.

     COMPETITIVE TECHNOLOGIES, INC.,

     By:     /s/ Johnnie D. Johnson
             -----------------------------------------
             Johnnie D. Johnson, Chief Executive Officer